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                                                                  EXHIBIT 99.2


                           SANTA FE ENERGY RESOURCES

                            SAVINGS INVESTMENT PLAN

                               (THIRD AMENDMENT)

              WHEREAS, there is reserved to the Employee Benefits Committee of the Company as the Plan Administrator of the Santa Fe Energy Resources Savings Investment Plan (the "Plan") in Section 11.1 of the Plan the right to amend the Plan, subject to certain restrictions set forth therein; and

              WHEREAS, the Employee Benefits Committee deems it advisable to amend the Plan in the manner hereafter set forth;

              NOW, THEREFORE, this Third Amendment to the Plan is hereby adopted effective as of November 1, 1990, the Plan's effective date:

       1.     Section 2.19 of the Plan is amended to read as follows:

                     "'Highly Compensated Employee' shall mean any Employee who performs service for the Employer or an Affiliated Company during the determination year and who, during the look-back year: (i) received compensation from the Employer or an Affiliated Company in excess of $75,000 (as adjusted pursuant to section 415(d) of the Code); (ii) received compensation from the Employer or an Affiliated Company in excess of $50,000 (as adjusted pursuant to section 415(d) of the Code) and was a member of the top-paid group for such year; or (iii) was an officer of the Employer or an Affiliated Company and received compensation during such year that is greater than 50% of the dollar limitation in effect under section 415(d)(1)(A) of the Code. The term highly compensated employee also includes: (i) employees who are both described in the preceding sentence if the term 'determination year' is substituted for the term 'look-back year' and the employee is one of the 100 employees who received the most compensation from the employer during the determination year; and (ii) employees who are 5% owners at any time during the look-back year or determination year.

                     If no officer has satisfied the compensation requirement
                     of (iii) above during either a determination year or look-back year, the highest paid officer for such year shall be treated as a highly compensated employee.
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                     For this purpose, the determination year shall be the plan year. The look-back year shall be the twelve-month period immediately preceding the determination year.

                     A highly compensated former employee includes any employee who separated from service (or was deemed to have separated) prior to the determination year, performs no service for the employer during the determination year, and was a highly compensated active employee for either the separation year or any determination year ending on or after the employee's 55th birthday.

                     If an Employee is, during a determination year or look-back year, a family member of either a 5 percent owner who is an active or former employee or a highly compensated employee who is one of the 10 most highly compensated employees ranked on the basis of compensation paid by the Employer or an Affiliated Company during such year, then the family member and the 5 percent owner or top-ten highly compensated employee shall be aggregated. In such case, the family member and 5 percent owner or top-ten highly compensated employee shall be treated as a single employee receiving compensation and plan contributions or benefits equal to the sum of such compensation and contributions or benefits of the family member and 5 percent owner or top-ten highly compensated employee. For purposes of this section, family member includes the spouse, lineal ascendants and descendants.

                     The determination of who is a highly compensated employee, including the determinations of the number and identity of employees in the top-paid group, the top 100 employees, the number of employees treated as officers and the compensation that is considered, will be made in accordance with section 414(q) of the Code and the regulations thereunder."

       2.     Section 2.29 is amended to read as follows:

                     "'Qualified Joint and Survivor Annuity' shall mean an immediate annuity for the life of the Participant with a survivor annuity of 50% for the life of his spouse, as his contingent annuitant, as described in Option 2 in Section 8.1."

       3.     Section 4.3 is amended to read as follows:

              "I.     Excess Deferrals

                     (a) A Participant's Deferred Contributions shall in no event exceed $7,979 for the 1990 taxable year of the Participant. This dollar limitation shall be adjusted annually as provided in Code Section 415(d) pursuant to regulations. The adjusted limitation shall be effective as of January 1 of each calendar year.


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                     (b)    In the event that the dollar limitation provided
              for in (a) is exceeded, the Plan Administrator shall direct the Trustee to distribute such excess amount, and any income (or loss) allocable to such amount (as provided in (d) below), to the Participant not later than the first April 15 following the close of the Participant's taxable year.

                     (c) In the event that a Participant is also a participant in (1) another qualified cash or deferred arrangement (as defined in Code Section 401(k)), (2) a simplified employee pension (as defined in Code Section 408(k)), or (3) a salary reduction arrangement (within the meaning of Code Section 3121(a)(5)(D)) and the elective deferrals, as defined in Code
              Section 402(g)(3), made under such other arrangement(s) and this Plan cumulatively exceed $7,979 for 1990 (or such amount adjusted annually as provided in Code Section 415(d) pursuant to regulations) for such Participant's taxable year, the Participant may, not later than March 1 following the close of his taxable year, notify the Plan Administrator in writing of such excess and request that his 401(k) contributions under this Plan be reduced by an amount specified by the Participant. Such amount shall then be distributed in the same manner as provided in (b). And, to the extent Employer matching contributions have been made with respect to an excess deferral, such matching amount (and income or loss) shall be forfeited.

                     (d) The income (or loss) allocable to returnable excess deferrals for a Plan Year shall be determined by the Plan Administrator in a reasonable manner and need not include any gain or loss for the period between the end of the Plan Year and the date of distribution. Income includes all earnings and appreciation, including such items as interest, dividends, rent, royalties, gains from the sale of property, appreciation in the value of stocks, bonds, annuity and life insurance contracts, and other property, without regard to whether such appreciation has been realized.

                     Unless the Plan Administrator elects otherwise for a Plan
              Year, the income (or loss) allocable to returnable contributions for the Plan Year shall be determined by multiplying the income (or loss) for the Plan Year allocable to employee contributions, matching contributions, and amounts treated as matching contributions (whichever is applicable) by a fraction. The numerator of the fraction shall be the amount of returnable contributions made on behalf of the employee for the Plan
              Year. The denominator of the fraction shall be the total account balance of the employee attributable to employee contributions, matching contributions and amounts treated as matching contributions as of the end of the Plan Year, reduced by the gain allocable to such total amount for the Plan Year and increased by the loss allocable to such total amount for the Plan Year.

              II. Actual Deferral Percentage. For purposes of this Section, "Actual Deferral Percentage" ("ADP") means, with respect to the Highly Compensated Employee group and Non-Highly Compensated Employee group for a plan year, the average of the ratios, calculated


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              separately for each member in such group, of the amount of
              Deferred Contributions allocated to each member's Deferred Contribution Account (unreduced by distributions made pursuant to I(b) and (d) above) for such Plan Year, to such Participant's
              Section 415 Compensation for such Plan Year. In the case of a Highly Compensated Employee who is either a 5% owner or one of the ten most highly compensated employees, the actual deferral percentage (ADP) for the Family Member group (which is treated as one Highly Compensated Employee) is the ADP determined by combining the elective contributions, compensation and amounts treated as elective contributions of all eligible Family Members. Except to the extent taken into account in the preceding sentence, the contributions, compensation and amounts treated as elective contributions of all Family Members are disregarded in determining the ADP for the groups of Highly Compensated Employees and Non-Highly Compensated Employees.

                     In the case of a Highly Compensated Employee whose ADP is
              determined under the family aggregation rules, the ADP is reduced in accordance with the "leveling" method described in the regulations and the excess contributions for the family unit are allocated among the Family Members in proportion to the contributions of each Family Member that have been combined.

                     For purposes of this Section 4.3, a Family Member is an
              Employee's spouse, lineal ascendants or descendants or a spouse of such lineal ascendant or descendent.

              III.   Actual Deferral Percentage Test.

                     (a) Maximum Annual Allocation: For each Plan Year, the annual allocation derived from Deferred Contributions to a Participant's Deferred Contribution Account shall satisfy one of the following tests:

                            (1) The "Actual Deferral Percentage" for the Highly Compensated Employee group shall not be more than the "Actual Deferral Percentage" of the Non-Highly Compensated Employee group multiplied by 1.25, or

                            (2) The excess of the "Actual Deferral Percentage" for the Highly Compensated Employee group over the "Actual Deferral Percentage" for the Non-Highly Compensated Employee group shall not be more than two percentage points. Additionally, the "Actual Deferral Percentage" for the Highly Compensated Employee group shall not exceed the "Actual Deferral Percentage" for the Non-Highly Compensated Employee group multiplied by two. This alternative limitation test cannot be used to satisfy the Actual Deferral Percentage test and the Matching Contribution Percentage Test set forth below except as otherwise provided by Treasury Regulation Section 1.401(m)-2(b), the provisions of which are hereby incorporated by reference. If multiple use occurs, the Employer shall reduce


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              the actual contribution ration for all Highly Compensated
              Employees in the manner provided in the regulations.

                     (b) For the purposes of Sections II(a) and III, a Highly Compensated Employee and a Non-Highly Compensated Employee shall include any Employee eligible to make a Deferred Contribution, whether or not such contribution was made.

                     (c) For the purposes of this Section, if two or more plans which include cash or deferred arrangements are considered one plan for the purposes of Code Section 401(a)(4) or 410(b), the cash or deferred arrangements included in such plans shall be treated as one arrangement. The aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan.

                     (d) For purposes of this Section, if a Highly Compensated Employee is a member under two or more cash or deferred arrangements of the Employer, all such cash or deferred arrangements (other than those that may not be permissively aggregated as a single arrangement) shall be treated as one cash or deferred arrangement for the purpose of determining the deferral percentage with respect to such Highly Compensated Employee.

              IV. Adjustments As A Result of Actual Deferral Percentage Test. In the event that the initial allocations of the contributions made pursuant to the Plan do not satisfy one of the tests set forth in Section III(a), then on or before the 15th day of the third month following the end of the Plan Year, but in no event later than the close of the following Plan Year, each Highly Compensated Employee, beginning with the member having the highest "Actual Deferral Percentage," shall have his portion of excess Deferred Contributions (and any income or loss allocable to such portion as provided in Section I(d) distributed to him, with such progress repeated, until one of the tests set forth in
              Section III(a) is satisfied. Excess contributions to be distributed for a Plan Year shall be reduced by any excess contributions previously distributed for such Plan Year.

                     In lieu of a corrective distribution, the Employer may
              make a special contribution to the Employer Accounts of Non-Highly Compensated Employees in a manner sufficient to satisfy one of the tests set forth in Section III(a). Such contribution shall be fully vested and subject to the same restrictions on withdrawal as apply to Deferred Contributions.

              V.     Maximum Matching Contribution Percentage.

                     (a) The "Matching Contribution Percentage" for the Highly Compensated Employee group shall not exceed the greater of:

                            (1) 125% of such percentage for the Non-Highly Compensated Employee group; or

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                            (2)  the lesser of 200% of such percentage for the
                     Non-Highly Compensated Employee group, or such percentage for the Non-Highly Compensated Employee group plus two percentage points.

                     (b) For the purposes of this Section V and Section VI, "Matching Contribution Percentage" for a Plan Year means, with respect to the Highly Compensated Employee group and Non-Highly Compensated Employee group, the average of the ratios (calculated separately for each member in each group) of:

                            (1) the sum of the Employer matching contributions contributed under the Plan on behalf of each such member for such Plan Year; to

                            (2) the Participant's Section 415 Compensation for such Plan Year.

                     (c) In the case of a Highly Compensated Employee who is either a 5% owner or one of the ten most highly compensated employees, the actual contribution ratio (ACR) for the family group (which is treated as one Highly Compensated Employee) is the ACR determined by combining the contributions and compensation of all eligible Family Members. Except to the extent taken into account in the preceding sentence, the contributions, compensation of all Family Members are disregarded in determining the actual contribution percentages for the groups of Highly Compensated Employees and Non-Highly Compensated Employees. In all cases the determination and treatment of the "Matching Contribution Percentage" of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

                     (d) For purposes of this Section, if two or more plans of the Employer to which matching contributions, Employee contributions, or elective deferrals are made are treated as one plan for purposes of Code Section 410(b), such plans shall be treated as one plan for purposes of this Section V. In addition, if a Highly Compensated Employee participates in two or more plans described in Code Section 401(a) or arrangements described in Code Section 401(k) which are maintained by the Employer to which such contributions are made, all such contributions shall be aggregated for purposes of this Section V.

                     (e) For purposes hereof, Highly Compensated Employee and Non-Highly Compensated Employee shall include any Employee eligible to have matching contributions allocated to his account for the Plan Year.


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              VI.    Adjustments for Excessive Contribution Percentage.

                     (a) In the event that the "Matching Contribution Percentage" for the Highly Compensated Employee group exceeds the "Matching Contribution Percentage" for the Non-Highly Compensated Employee group pursuant to Section V(a), the Plan Administrator (on or before the 15th day of the third month following the end of the Plan Year, but in no event later than the close of the following Plan Year) shall direct the Trustee to proportionately distribute to the Highly Compensated Employee group the vested amount of "Excess Aggregate Contributions" (and any income allocable to such contributions as provided in (d) of Section I and forfeit such "Excess Aggregate Contributions" that are not vested (including income or loss as determined under Section I). Employer contributions and employee after-tax contributions shall be returned pro rata as necessary to satisfy this Section. Such distribution or forfeiture shall be made on behalf of the Highly Compensated Employee group in the order of their "Matching Contribution Percentages," beginning with the highest of such percentages. Forfeitures of "Excess Aggregate Contributions" shall not be allocated to a Highly Compensated Employee whose contributions are reduced pursuant to this Section.

                     In lieu of a corrective distribution, the Company may make a special contribution to the Deferred Contribution Accounts of Non-Highly Compensated Employees in a manner sufficient to satisfy one of the tests set forth in Section V(a). Such contribution shall be fully vested and subject to the same restrictions on withdrawal as apply to Participant Deferred Contributions.

                     (b) For the purposes of this Section, "Excess Aggregate Contributions" means, with respect to any Plan Year, the excess of:

                            (1) the aggregate amount of contributions pursuant to Sections VI(b)(1) and VI(c) actually made on behalf of the Highly Compensated Employee group for such Plan Year, over

                            (2) the maximum amount of such contributions permitted under the limitations of Section VI(a).

                     (c) The determination of the amount of "Excess Aggregate Contributions" with respect to any Plan Year shall be made after:

                            (1) first determining the excess contributions pursuant to Section I, and

                            (2) then determining the excess annual allocations pursuant to Section III(a).

                     (d) In the case of a Highly Compensated Employee whose actual contribution ratio (ACR) is determined under the family aggregation rules, the ACR is reduced in accordance with the "leveling" method described in section 1.401(m)-1(e)(2) of the


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              regulations and the excess aggregate contributions for the family unit are allocated among the Family Members in proportion to the contributions of each Family Member that have been combined."

       4. Section 4.8 is amended by deleting the first paragraph thereof and substituting therefor the following:

                     "Notwithstanding anything contained herein to the
              contrary, the total annual additions (as defined below) allocated to the Accounts of a Participant for any Plan Year shall not exceed the lesser of (i) $30,000, or, if greater, the dollar limitation in effect under Code Section 415(b)(1)(A), or ((i) 25% of the Participant's Section 415 Compensation (as defined below). Annual additions means the sum of the following amounts credited to a Participants Accounts for the limitation year:

                            (a)  employer contributions,
                            (b)  employee contributions,
                            (c)  forfeitures, and
                            (d) amounts allocated, after March 31, 1984, to an individual medical account, as defined in section 415(1)(2) of the Code, which is part of a pension or annuity plan maintained by the employer. Also amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the employer shall be treated as annual additional.

                            Section 415 Compensation means wages, salaries, and
                     fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered by the employee in the course of employment with the employer maintaining the plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances), and excluding the following:

                            (a) employer contributions to a plan of deferred compensation which are not includable in the employee's gross income for the taxable year in which contributed, or employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the employee, or any distributions from a plan of deferred compensation;

                            (b)  amounts realized from the exercise of a
                     non-qualified stock option, or when restricted stock (or property) held by the

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                     employee either becomes freely transferable or is no
                     longer subject to a substantial risk of forfeiture;

                            (c) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

                            (d) other amounts which received special tax benefits, or contributions made by the employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in section 403(b) of the Internal Revenue Code (whether or not the amounts are actually excludable from the gross income of the employee).

                     For purposes of applying these limitations, compensation for a limitation year is the compensation actually paid or includable in the employee's gross income during such limitation year."

       5. Section 9.2 is amended by adding to the end thereof the following two paragraphs:

                     "The Plan Administrator shall provide each Participant,
              within the applicable period for such Participant (as defined below), a written explanation of the qualified preretirement survivor annuity provided in Section 9.1 above in such terms and in such a manner as would be comparable to the explanation provided for meeting the requirements of Section 8.2 applicable to a Qualified Joint and Survivor Annuity. The applicable period for a Participant is whichever of the following periods ends last: (i) the period beginning with the first day of the plan year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35; or (ii) a reasonable period ending after the individual becomes a Participant. Notwithstanding the foregoing, notice must be provided within a reasonable period ending after separation of service in case of a Participant who separates from service before attaining age 35.

                     Notwithstanding anything above in this Section 9.2 to the
              contrary, a designation of a beneficiary other than the Participant's spouse by a Participant who has not attained age 35 will not be valid unless the Participant receives a written explanation of the qualified preretirement survivor annuity provided by Section 9.1 in such terms as are comparable to the explanation required under Section 8.2. Further, the qualified preretirement survivor annuity coverage of Section 9.1 will be automatically reinstated, i.e., the Participant's spouse will automatically again become his sole beneficiary entitled to the annuity provided in Section 9.1, as of the first day of the Plan Year in which the Participant attains age 35 unless a new beneficiary designation is filed by the Participant on or after such date, which new designation complies in full with the above requirements of this Section 9.2 concerning spousal consent."


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       6.     Section 13.11(b) is amended by changing the fourth sentence thereof to read as follows:

                     "A permissive aggregation group is the required
              aggregation group of plans plus any other plan or plans of the Employer which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Code Section 401(a)(4) and 410."

       7.     Section 14.3(b) is amended to read as follows:

                     "The promissory note shall provide for the payment of
              equal monthly installments of principal and interest on the unpaid balance of principal at the fixed annual rate set forth in
              Section 14.2(c) on the date the note is executed. The note shall further provide, with respect to a person who is an Employee, that the payments shall be through payroll deductions."

              All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

              Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this amendment shall be read, taken and construed as one and the same instrument.

              This amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

              IN WITNESS WHEREOF, this Third Amendment has been executed on this ____________, 1992, effective for all purposes as provided above.

                                             PLAN ADMINISTRATOR,
                                             SANTA FE ENERGY RESOURCES
                                             SAVINGS INVESTMENT PLAN



                                             By:
                                                 ------------------------------
                                                    Chairman



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